Exhibit 11.2

Consent of the Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of our report dated April 23, 2021, relating to the consolidated financial statements of Fundrise Midland Opportunistic REIT, LLC, appearing in this Regulation A Offering Circular.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ RSM US LLP

McLean, Virginia

May 19, 2021